SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
[(Amendment No. ___)]

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CEDAR SHOPPING CENTERS, INC.

(Name of Registrant as Specified in Its Charter)

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CEDAR SHOPPING CENTERS, INC.

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 12, 2007

_________________

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cedar Shopping Centers, Inc. (the “Company”) will be held at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, 34th Floor, New York, NY 10038, on Tuesday, June 12, 2007 at 4:00 in the afternoon for the following purposes:

1.	To elect seven Directors.

2.	To authorize and approve an amendment to the Articles of Incorporation to increase the number of authorized shares of common stock and preferred stock of the Company.

3.	To approve the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007.

4.	To transact such other business as may properly come before the meeting, or any adjournment thereof.

          Stockholders of record at the close of business on April 20, 2007, shall be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors Leo S. Ullman Chairman of the Board

Dated: April 27, 2007
Port Washington, NY

          IMPORTANT: PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

CEDAR SHOPPING CENTERS, INC.
44 SOUTH BAYLES AVENUE
PORT WASHINGTON, NEW YORK 11050

_________________

PROXY STATEMENT

_________________

          The accompanying Proxy is solicited by the Board of Directors of Cedar Shopping Centers, Inc., a Maryland corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on June 12, 2007, at 4:00 in the afternoon, or any adjournment thereof, at which stockholders of record at the close of business on April 20, 2007 shall be entitled to vote. The cost of solicitation of proxies will be borne by the Company. The Company has retained The Altman Group, Inc. to assist in the solicitation of proxies for a fee not to exceed $25,000, plus out-of-pocket expenses. The Company also may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services.

          Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if a stockholder is present at the Meeting, he may elect to revoke his proxy and vote his shares personally.

          The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2006 is being mailed herewith to each stockholder of record. The financial statements in such Annual Report are incorporated herein by reference. It is intended that this Proxy Statement and form of Proxy will first be sent or given to stockholders on or about April 27, 2007. The Company’s website address is www.cedarshoppingcenters.com.

          On April 20, 2007, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting, 43,599,665 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of stock held by such holder. The presence of holders representing a majority of all the votes entitled to be cast at the meeting will constitute a quorum at the meeting. In accordance with Maryland law, abstentions, but not broker non-votes, are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Each item on the agenda, except for proposal 2, must receive the affirmative vote of a majority of the shares of Common Stock voted at the meeting in order to pass. Proposal 2 on the agenda must receive the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote thereon at the meeting in order to be approved. Abstentions and broker non-votes are not counted in determining the votes cast with respect to any of the matters submitted to a vote of stockholders.

          It is expected that the following business will be considered at the meeting and action taken thereon:

1. ELECTION OF DIRECTORS

          Pursuant to the Certificate of Incorporation and Bylaws, as amended, the director nominees elected at this Meeting will be elected to serve one-year terms that expire upon the date of the next annual meeting or until their respective successors are duly elected and qualified.

          It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is presently a director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors’ judgment, the substitution of some other person or persons for these nominees, shares will be voted for such other persons as the Board of Directors may select.

          The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a director. The following table sets forth certain information with respect to the nominees.

NOMINEES FOR ELECTION

Name	Age	Principal Occupation and Positions Held	Served as a Director Since

James J. Burns	67	Mr. Burns, a director since 2001 and a member of the Audit (Chair), Compensation and Nominating/Corporate Governance Committees, has been vice chairman of Wellsford Real Properties, Inc. since March 2006 and had been chief financial officer and senior vice president of Wellsford Real Properties, Inc. from December 2000 until March 2006. He joined Wellsford in October 1999 as chief accounting officer upon his retirement from Ernst & Young LLP in September 1999. At Ernst & Young LLP, Mr. Burns was a senior audit partner in the E&Y Kenneth Leventhal Real Estate Group for 22 years. Since 2000, Mr. Burns has also served as a director of One Liberty Properties, Inc., a REIT listed on the New York Stock Exchange. Mr. Burns is a certified public accountant and a member of the American Institute of Certified Public Accountants. Mr. Burns received B.A and M.B.A. degrees from Baruch College of the City University of New York.	2001

Richard Homburg	58	Mr. Homburg, a director since 1999, and chairman from November 1999 to August 2000, was born and educated in the Netherlands. Mr. Homburg was the president and CEO of Uni-Invest N.V., a publicly-listed Dutch real estate fund, from 1991 until 2000. In 2002, an investment group purchased 100% of the shares of Uni-Invest N.V., taking it private, at which time it was one of the largest real estate funds in the Netherlands with assets of approximately $2.5 billion CDN. Mr. Homburg is chairman and CEO of Homburg Invest Inc. and president of Homburg Invest USA Inc. (a wholly-owned subsidiary of Homburg Invest Inc.). In addition to his varied business interests, Mr. Homburg has served on many boards. Previous positions held by Mr. Homburg include president and director of the Investment Property Owners of Nova Scotia, Evangeline Trust and World Trade Center in Eindhoven, the Netherlands, as well as director or advisory board member of other large charitable organizations. Mr. Homburg holds an honorary Doctorate in Commerce from St. Mary's University in Canada, and was named 2004 Entrepreneur of the Year for the Atlantic Provinces by Ernst & Young LLP.	2002

Paul G. Kirk, Jr.	69	Mr. Kirk, a director since September 2005 and a member of the Nominating/Corporate Governance (Chair) and Compensation Committees, is a retired partner of the law firm of Sullivan & Worcester, LLP of Boston, MA. He was a member of the firm from 1977 through 1990. He also serves as Chairman and CEO of Kirk & Associates, Inc., a business advisory and consulting firm. Mr. Kirk also currently serves on the Board of Directors of the Hartford Financial Services Group, Inc. and Rayonier, Incorporated (a real estate investment trust listed on the New York Stock Exchange). He has previously served on the Boards of Directors of ITT Corporation (1989-1997) and of Bradley Real Estate, Inc. (1991-2000), a real estate investment trust that was subsequently acquired by Heritage Property Investment Trust, Inc. Mr. Kirk also serves as Chairman of the Board of Directors of the John F. Kennedy Library Foundation and was a founder and continues to serve as co-chairman of the Commission on Presidential Debates. From 1985 to 1989, Mr. Kirk served as Chairman of the Democratic Party of the U.S., and from 1983-1985 as its Treasurer. A graduate of Harvard College and Harvard Law School, Mr. Kirk is past-Chairman of the Harvard Board of Overseers’ Nominating Committee and currently serves as Chairman of the Harvard Board of Overseers’ Committee to Visit the Department of Athletics. He has received many awards for civic leadership and public service, including honorary doctors of law degrees from Stonehill College and the Southern New England School of Law.	2005

Everett B. Miller, III	61	Mr. Miller, a director since 1998 and a member of the Audit and Compensation Committees, is vice president of alternative investments at YMCA Retirement Fund. In March 2003, Mr. Miller was appointed to the Real Estate Advisory Committee of the New York State Common Retirement Fund. Prior to his retirement in May 2002 from Commonfund Realty, Inc., a registered investment advisor, Mr. Miller was the chief operating officer of that company from 1997 until May 2002. From January 1995 through March 1997, Mr. Miller was the Principal Investment Officer for Real Estate and Alternative Investment at the Office of the Treasurer of the State of Connecticut. Prior thereto, Mr. Miller was employed for eighteen years at affiliates of Travelers Realty Investment Co., at which his last position was senior vice president. Mr. Miller received a B.S. from Yale University.	1998

Leo S. Ullman	67	Mr. Ullman, chief executive officer, president and chairman of the board of directors, has been involved in real estate property and asset management for more than twenty-five years. He was chairman and president since 1978 of the real estate management companies which were merged into the Company in 2003, and their respective predecessors and affiliates. Mr. Ullman was first elected as the Company’s chairman in April 1998 and served until November 1999. He was re-elected in December 2000. Mr. Ullman also has been chief executive officer and president from April 1998 to date. He has been a member of the New York Bar since 1966 and was in private legal practice until 1998. From 1984 until 1993, he was a partner in the New York law firm of Reid & Priest (now Thelen Reid Brown Raysman & Steiner LLP), and served as initial director of its real estate group. Mr. Ullman received an A.B. from Harvard University, an M.B.A. from the Columbia University Graduate School of Business and a J.D. from the Columbia University School of Law where he was a Harlan Fiske Stone scholar. He has lectured and written several books, monographs and articles on investment in U.S. real estate, and is a former adjunct professor of business at the NYU Graduate School of Business.	1998

Brenda J. Walker	54	Ms. Walker has been vice president and director since 1998, and was treasurer from April 1998 until November 1999. She has been involved in real estate - related finance, property and asset management for more than 20 years. She was an executive officer since 1992 of the real estate management companies which were merged into the Company in 2003, and their respective predecessors and affiliates. Ms. Walker received a B.A. from Lincoln University.	1998

Roger M. Widmann	67	Mr. Widmann, a director since October 2003 and a member of the Audit, Compensation (Chair), and Nominating/Corporate Governance Committees, is an investment banker. He was a principal of the investment banking firm of Tanner & Co., Inc. from 1997 to 2004. From 1986 to 1995, Mr. Widmann was a senior managing director of Chemical Securities, Inc., a subsidiary of Chemical Banking Corporation (now JPMorgan Chase Corporation). Prior to joining Chemical Securities, Inc., Mr. Widmann was a founder and managing director of First Reserve Corporation, the largest independent energy investing firm in the U.S. Previously, he was senior vice president with the investment banking firm of Donaldson, Lufkin & Jenrette, responsible for the firm’s domestic and international investment banking business. He had also been a vice president with New Court Securities (now Rothschild, Inc.). He was a director of Lydall, Inc. (NYSE), Manchester, CT, a manufacturer of thermal, acoustical and filtration materials, from 1974 to 2004, and its chairman from 1998 to 2004. He is a director of Paxar Corporation, White Plains, NY, a leading manufacturer of labeling systems, and a director of Standard Motor Products, Inc., Long Island City, NY, a manufacturer of automobile replacement parts. He is also a senior moderator of the Executive Seminar in the Humanities at The Aspen Institute, and is a board member of the March of Dimes of Greater New York and of Oxfam America. Mr. Widmann received an A.B. from Brown University and a J.D. from Columbia University.	2003

CORPORATE GOVERNANCE PRINCIPLES

Independent Directors

          Pursuant to rules of the New York Stock Exchange and applicable law, a majority of the Company’s directors must be independent as specified therein. As a result, the Board undertook a review of the independence of the Company’s directors. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including those reported under “Transactions with Related Persons” below. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationship or transaction was inconsistent with a determination that the director is independent.

          As the result of this review, the Board affirmatively determined that each of Messrs. Burns, Kirk, Miller and Widmann is independent of the Company and its management. The Board determined that none of these independent Directors had any material relationships with the Company. The directors who are not independent are Messrs. Ullman and Homburg and Ms. Walker.

Corporate Governance Principles and Committee Charters

          Our Board of Directors has adopted a comprehensive set of corporate governance principles to reflect its commitment to corporate governance and the role of such principles in building and sustaining stockholder value. These principles are discussed more fully below and are set forth in our Code of Business Conduct and Ethics and the committee charters for our Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. These documents are available on our website at www.cedarshoppingcenters.com or by written request to the Company, attention: Investor Relations, 44 South Bayles Avenue, Port Washington, NY 11050.

Code of Business Conduct and Ethics

          All of our employees, including our chief executive officer, chief financial officer and chief accounting officer, and our Directors are required to comply with our Code of Business Conduct and Ethics. Our Code is available on our website. It is our intention to disclose any amendments to, or waivers from, any provisions of this Code as it applies to our chief executive officer, chief financial officer and chief accounting officer on our website within three business days of such amendment or waiver.

Audit Committee

          The Board of Directors has established an Audit Committee consisting of James J. Burns, Everett B. Miller, III and Roger M. Widmann. The charter of the Audit Committee is available on the Company’s website. All the members of the Audit Committee are independent under the rules of the New York Stock Exchange and applicable law. Mr. Burns is qualified as an audit committee financial expert within the meaning of applicable law and the Board has determined that he has accounting and related financial management expertise under the rules of the New York Stock Exchange. The functions of this committee include engaging and discharging of the independent auditors, reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the independence of the independent auditors and reviewing the range of audit and non-audit fees.

Compensation Committee

          The Board of Directors has established a Compensation Committee consisting of James J. Burns, Paul G. Kirk, Jr., Everett B. Miller, III and Roger M. Widmann, all of whom are independent. This committee reviews and approves the compensation and benefits of executive officers and directors, administers and makes recommendations to the Board of Directors regarding executive and director compensation and stock incentive plans and produces an annual report on executive compensation for inclusion in the proxy statement.

Nominating/Corporate Governance Committee

          The Board of Directors has established a Nominating/Corporate Governance Committee consisting of James J. Burns, Paul G. Kirk, Jr., and Roger M. Widmann, all of whom are independent. This committee develops and recommends to the Board of Directors a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors compliance with corporate governance requirements of state and federal law and the rules and regulations of the New York Stock Exchange, establishes criteria for prospective members of the Board of Directors, conducts candidate searches and interviews, oversees and evaluates the Board of Directors and management, evaluates from time to time the appropriate size and composition of the Board of Directors and formally proposes the slate of Directors to be elected at each Annual Meeting of Stockholders.

Nomination of Directors

          The Nominating/Corporate Governance Committee is responsible for the selection and nomination of Directors. The Committee has adopted a policy to consider nominees recommended by stockholders of the Company. Stockholders who wish to recommend a nominee should send nominations directly to the Nominating/Corporate Governance Committee, at the principal executive offices of the Company, that include all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, including the nominee’s name, business experience and consent to be nominated for membership on our Board of Directors and to serve if elected by the stockholders. The recommendation must be received not later than the date for stockholder proposals set forth herein under “Other Matters—Stockholder Proposals.” We did not receive for this Meeting any recommended nominees for Director from any of our stockholders. We do not currently pay any fees to third parties to identify or evaluate or assist in identifying or evaluating potential nominees for director. The Nominating/Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders.

          Once the Nominating/Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may request additional information about the prospective nominee’s background and experience and report its findings to the Board. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company’s guidelines, including:

•	the ability of the prospective nominee to represent the interests of the stockholders of the Company;

•	the prospective nominee's standards of integrity, commitment and independence of thought and judgment;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the business of the Company; and

•	the extent to which the prospective nominee helps the Board reflect the diversity of the Company’s stockholders, employees, customers and communities.

          The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

          There are no differences in the manner in which the Nominating/Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Committee.

Board Meetings

          In the fiscal year ended December 31, 2006, there were seven meetings of the Board of Directors, four meetings of the Audit Committee, five meetings of the Compensation Committee and two meetings of the Nominating/Corporate Governance Committee. Each Director of the Company attended in excess of 75% of the total number of meetings of the Board of Directors and committees on which he or she served. Board members are encouraged to attend our Annual Meeting of Stockholders. All of our Directors attended our 2006 Annual Meeting, except for Mr. Homburg.

Communications with the Board

          The Nominating/Corporate Governance Committee of the Board approved a process for handling letters received by the Company and addressed to non-management members of the Board. Stockholders and other parties interested in communicating with any Directors of the Company (or the Board as a group), may do so by writing to the Secretary of the Company, at the Company’s principal executive offices. The Secretary will review all such correspondence and regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the Secretary’s opinion, deals with the functions of the Board or committees thereof or that he otherwise determines to require the Board’s attention. The Board, or any member thereof, may at any time request that copies of all such correspondence be forwarded to the Board.

          Correspondence relating to accounting, internal controls or auditing matters is handled by the Audit Committee in accordance with its procedures.

          The non-management directors of our Board meet in executive session several times during the year, generally on the same day as regularly scheduled meetings of the Board of Directors or as considered necessary or appropriate. Mr. Kirk has been chosen by the non-management Directors to be the independent lead director and to preside at each such meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

          In 2004, shortly after our completion of a significant offering of our common stock, we formulated a preliminary compensation philosophy which was designed to provide a market-competitive, performance-based compensation package consisting of base salary, annual bonuses and long-term equity awards for performance. Since then, our Compensation Committee has taken steps to implement this program. Our Compensation Committee has responsibility for designing and implementing our compensation program for the chief executive officer, or CEO, and other executives. The Committee evaluates the performance of the CEO and determines his compensation in light of the goals and objectives of the compensation program, based on all the criteria discussed herein. Based on initial recommendations and input from the CEO, the Committee assesses the performance of the other executives and determines their compensation. Our Compensation Committee retained a compensation consulting firm, Chernoff Diamond & Co., LLC, to assist our Committee in implementing the compensation policy. The consultant provides our Committee with relevant market data about our peer companies and makes recommendations as to compensation matters. The discussion under this Compensation Discussion and Analysis relates to the CEO and the other executive officers included in the Summary Compensation Table.

Compensation Objectives

          As set forth in its Charter, the Committee’s compensation philosophy is to align executive compensation with the interests of stockholders, attract, retain and motivate a highly competent team of executives, link pay to performance, achieve a balance between short-term and long-term results, teamwork and individual contributors and utilize equity as a significant reward for performance.

          The consultant recommended that a three-component approach to executive compensation be implemented consisting of base salary, annual bonuses and long-term equity compensation. As a result, two key elements of compensation depend upon the performance of the executive, including (a) an annual bonus that is based on an assessment of the executive’s performance against pre-determined measures within the context of our overall performance and (b) equity compensation in the form of full value shares, the value of which is contingent on a three-year total stockholder return, subject to three-year vesting to require continued service with us. Salary is intended to be commensurate with the executive’s scope of responsibility and effectiveness. Bonuses are designed to reward annual results. Long-term equity compensation focuses on our Company achieving long-term sustained results. We attempt to retain our executives by rewarding the executives only if the executive remains with us for the entire three-year performance period. The policy for allocating between either cash and non-cash compensation or short-term or long-term compensation is established on an annual basis. The Committee determines the appropriate level and mix of compensation.

Implementation

          The consultant selected a peer group of 14 REITs with a business focus similar to ours, a majority of which are our direct competitors. The data that was obtained for these companies was for the 2005 fiscal year. The peer group selected by the Committee consisted of the following companies:

Agree Realty Kite Realty Group Ashford Hospitality First Potomac Realty Ramco-Gershenson Properties Acadia Realty Tanger Factory Outlet Centers	Trustreet Properties Commercial Net Lease Realty Washington Real Estate Lexington Corporate Properties Heritage Property Equity One Colonial Properties

          Since we had a market capitalization which was smaller than nine of such peers, the consultant recommended that total executive compensation should be at or below the median of the peer group. With respect to the long-term compensation, the consultant determined that restricted stock was used more widely among the peer group than stock options.

          Based on its review of compensation numbers for 2005, the consultant determined that the total compensation for the CEO was approximately at the market for the peers while total compensation for the other four most highly paid officers was below the median.

Base Salary

          Base salaries for our executives depend on the scope of their responsibilities and their performance. Base salary is designed to compensate the executives for services rendered during the year. These salaries are compared to amounts paid to the executive’s peers outside our company. Salary levels are typically considered annually as part of the Committee’s performance review process and increases are based on the Committee’s assessment of the performance of the executive.

Annual Bonus

          We seek to align the interests of the named executive officers by evaluating executive performance on the basis of specified financial tests. Target bonuses were established at a percentage of base salary according to the executive’s level of responsibility. We attempt to achieve an appropriate mix between cash payments and equity awards.

          As part of its continuing review of appropriate performance measures, the Compensation Committee discussed whether the bonus award should be based on funds from operations (“FFO”) or adjusted funds from operations (“AFFO”) since a large portion of our FFO was non-cash. AFFO would be determined by FFO, as adjusted for straight-line rents, amortization of intangible lease liabilities, non-real estate amortization and restricted stock awards. The Committee believed that the majority of the industry had always utilized FFO, which remains an important metric for reporting to securities analysts, but some companies have chosen to emphasize AFFO as a more appropriate benchmark for incentive compensation. The Compensation Committee determined that 2006 would be a transition year and that the actual bonus would be based on the average of FFO and AFFO results for the year. The Committee then set $1.025 per share as the performance target for receiving the bonus, after an adjustment to eliminate the dilutive effect of any stock issuance. The payout scale is a 3% increase (or decrease) in bonus for each 1% increase (or decrease) in actual performance from the base target. For 2007, the base target was set by the Committee at $1.04 per share of AFFO, a significant increase over the $.89 per share of AFFO realized by the Company in 2006.

          Commencing in 2007, the target bonus will be based entirely on AFFO and no bonus will be paid if our actual results are less than 80% of the target. The maximum payout will be 200% of the target bonus. The Committee noted that the numbers all needed to be adjusted for dilution.

          Each year, a portion of Annual Bonus is deferred in the form of Restricted Shares to be issued in accordance with the terms of our 2004 Stock Incentive Plan (the “Incentive Plan”), which are discounted 15% from the market price and which cliff vest on the third anniversary of the grant date, subject to acceleration of vesting under the Incentive Plan upon retirement, death or disability or upon the occurrence of a change in control. For 2006, the portion of Annual Bonus deferred as Restricted Shares was 60%.

Long-Term Compensation

          The Committee determined that long-term incentive compensation would be in the form of performance-based restricted stock to be issued in accordance with the terms of our Incentive Plan, with performance measured against an agreed-upon three-year total stockholder return (“TSR”) target. TSR was selected since it ties this portion of the compensation to stockholder value, with the total value of these awards corresponding to stock price appreciation and dividends. It was determined to use different criteria for long-term compensation than for annual bonuses, with TSR having a longer-term focus than AFFO. For 2006, such compensation would be paid by the granting of restricted stock under the Incentive Plan, with 50% vesting on the third anniversary if the employee was still employed by the Company, and the remaining 50% to vest if the TSR over the three year period of 2006-2008 averaged 8% or more per year for the three years. Each holder of restricted stock is entitled to receive and retain all dividends paid on such stock even though such stock has not vested. TSR is determined by adding dividends paid during the year to the change in stock price for such year, with the stock price to be measured as the average closing price for the last 20 trading days of the year. This would be measured for the complete three-year period. Stock awards are based on both performance and continued service with us, subject to acceleration of vesting under the Incentive Plan upon retirement, death or disability or upon a change in control. In order for the stock to be earned, we must achieve TSR goals within the three-year performance period and the employee must remain employed by us for such three years. In determining awards, we do not consider the equity ownership of the employees or prior awards that have been granted. Our practice is to determine the dollar amount of equity compensation to be granted and then to grant a number of full value shares that have a fair market value equal to that amount on the first trading day of the year for which the grant is made. Fair market value is determined by selecting the closing price of our common stock. The Committee reserved the right to establish different criteria for grants in future years. Historically, our practice has been to issue restricted shares and not to grant stock options. Aside from some minor grants of stock options to our directors in 2001, we have not granted any stock options.

Perquisites

          The only material perquisite provided to our executive officers is reimbursement for use of an automobile.

Retirement Benefits

          Named executive officers participate in the Company’s tax qualified 401(k) plan providing for employer and employee contributions.

          We do not provide any supplemental retirement benefits for executives.

Employment Agreements

          We entered into employment agreements with our key executive officers in 2003. Each of these agreements has change in control provisions that are designed to promote stability and continuity of senior management. These agreements, including change in control payments, are more fully described in “Employment Agreements with Executive Officers.”

Stock Ownership Guidelines

          In March 2007, we established target stock ownership guidelines for our named executive officers. The number of shares of our common stock that is targeted to be owned is set at a multiple of the executive’s base salary. For the chief executive officer, the multiple is four times base salary, while for the other named executive officers the multiple is two times base salary. The chief executive officer is expected to reach this level within a period of three years, while the other named executive officers have four years to reach such level.

          We also recently established target ownership guidelines for our directors. For each director who has served as a director for at least four years, such director is expected to own shares of our common stock totaling not less than the number of shares constituting the equity portion of his annual retainer for the previous four years.

Tax Deductibility of Compensation

          The Internal Revenue Code of 1986, as amended (the “Code”), was amended in 1993 with respect to the ability of publicly-held corporations such as the Company to deduct compensation in excess of $1,000,000 per individual, other than performance-based compensation. The Compensation Committee continues to evaluate maximizing the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate executive officers.

Executive Compensation

          The following table sets forth certain information regarding compensation paid by the Company to its chief executive officer and to each of its four most highly compensated executive officers whose salary and bonus for 2006 exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(1)(2) ($)	Stock Awards(3) ($)	All Other Compen- sation(4) ($)	Total ($)
Leo S. Ullman	2006	425,000	514,568	212,156	16,922	1,168,646
President and Chief Executive
Officer
Thomas J. O'Keeffe	2006	300,000	363,230	93,964	16,813	774,007
Chief Financial Officer
Brenda J. Walker	2006	250,000	199,782	47,128	12,150	509,060
Vice President
Thomas B. Richey	2006	250,000	363,230	87,315	10,718	711,263
Vice President
Nancy H. Mozzachio	2006	225,000	211,876	22,667	9,060	468,603
Vice President

(1)

All of the named executives contributed (a) a portion of their cash bonus to the 2005 Cedar Shopping Centers, Inc. Deferred Compensation Plan, and (b) a portion of their salaries to the Company’s 401(k) Savings Plan. In addition, Messrs. O’Keeffe and Richey contributed a portion of their salaries to the 2005 Cedar Shopping Centers, Inc. Deferred Compensation Plan.

(2)

This column represents the total bonus earned in 2006, 40% of which was paid in cash and 60% of which was paid in the form of restricted shares of common stock issued at a 15% discount to the market price as of January 1, 2007. These shares vest on the third anniversary of the grant date or January 1, 2010.

(3)

This column represents the dollar amount charged to operations for financial statement reporting purposes during 2006 with respect to all restricted stock grants (for 2006 as well as for prior years), in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payments”. A portion of the restricted share grants is subject to market conditions, i.e., they are tied to total stockholder return, as described in the Compensation Discussion and Analysis (“CDA”), which reduces the grant-date fair value under SFAS 123R. For additional information, see Note 2, “Summary of Significant Accounting Policies – Share-Based Compensation”, to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

(4)	Consists of matching contributions made by the Company pursuant to its 401(k) plan.

Employment Agreements With Executive Officers

          The Company has entered into employment agreements, as amended, with Messrs. Ullman, O’Keeffe and Richey and Ms. Mozzachio and Ms. Walker. The annual base salary established for each of these officers presently is $456,875, $322,500, $268,750, $241,875 and $268,750, respectively.

          Each agreement initially was for a term of four years expiring October 31, 2007, except for Ms. Mozzachio that was for two years. Commencing October 1, 2007, and on each October 1 thereafter, Mr. Ullman’s agreement is automatically extended for successive one year periods unless either the Company or Mr. Ullman, by notice given at least 60 days prior to the scheduled termination, elects not to so extend the agreement. Mr. Richey’s agreement was recently amended to provide that it terminates on October 31, 2009, while Ms. Mozzachio’s and Ms. Walker’s agreements were amended to provide that they expire October 31, 2008. Under each agreement, an officer’s employment agreement will terminate automatically upon the retirement, death or disability of such officer, without payment of any additional compensation, except that under the Incentive Plan all unvested Restricted Shares will immediately become fully vested. In the event of termination of an agreement by the Company without cause or by the executive for good reason, or, in the case of Mr. Ullman the Company elects not to extend his employment on October 1, 2007 or on any October 1 thereafter, the executive is entitled to receive from the Company within five days following termination:

•	Any earned and unpaid base salary;

•	A lump sum cash payment of two and one-half times (2.99 times with respect to Mr. Ullman) the executive’s annual base salary and average annual bonus for the preceding two years;

•	Continuation of health insurance benefits for 12 months (to be reduced to the extent the executive receives comparable benefits); and

•	Acceleration of vesting of all options, restricted shares and other awards.

          The executives will also be entitled to be grossed up, on an after-tax basis, for any excise taxes imposed under the Code on any excess parachute payments that they receive in connection with the benefits and payments provided to them in connection with any change in control.

            Good reason means:

•	Material breach by the Company of the employment agreement;

•	A material reduction in the executive's duties or responsibilities;

•	The relocation of the executive or the headquarters of the Company to any location outside of the New York City metropolitan area; or

•	A change in control of the Company.

          Each employment agreement also provides that each executive will not compete with the Company or hire any employees of the Company for a period of one year after the termination of the executive’s employment, unless employment is terminated by the Company without cause or by the executive for good reason.

          If employment of any of our named executive officers is terminated in a situation not involving a change in control, the chart below sets forth the severance payments that would have been made based on a hypothetical termination date of December 31, 2006 and using the closing price of our stock on that date. These amounts are estimates and the actual amounts to be paid can only be determined at the time of the termination of the executive’s employment.

Termination of Employment Without Change In Control

                                                  Value of Accelerated
                            Cash Compensation       Vesting of Stock       Medical and Other
Name                       (Salary and Bonus)($)       Awards ($)            Benefits ($)             Total ($)
--------------------       ---------------------  --------------------     -----------------          ---------
Leo S. Ullman                   2,295,161                718,742                 9,955                3,023,858
Thomas J. O'Keeffe              1,347,993                303,310                19,031                1,670,334
Brenda J. Walker                  925,771                170,282                 3,425                1,099,478
Thomas B. Richey                1,160,493                345,130                14,708                1,520,331
Nancy H. Mozzachio              1,044,554                131,642                 9,955                1,186,151

          If employment of any of our named executive officers is terminated in connection with a change in control, the chart below sets forth the change in control payments that would have been made based on a hypothetical termination date of December 31, 2006 and using the closing price of our stock on that date. These amounts are estimates and the actual amounts to be paid can only be determined at the time of the termination of the executive’s employment.

Termination of Employment In Connection With Change In Control

                                                Value of
                        Cash Compensation      Accelerated
                          (Salary and       Vesting of Stock       Tax Gross      Medical and Other
Name                       Bonus) ($)          Awards ($)          Up ($)(1)         Benefits ($)        Total ($)
------------------      ------------------  ----------------       ----------     ------------------     ---------
Leo S. Ullman               2,295,161             718,742          1,323,810             9,955           4,347,668
Thomas J. O'Keeffe          1,347,993             303,310            673,516            19,031           2,343,850
Brenda J. Walker              925,771             170,282            456,614             3,425           1,556,092
Thomas B. Richey            1,160,493             345,130            662,572            14,708           2,182,903
Nancy H. Mozzachio          1,044,554             131,642            483,911             9,955           1,670,062

_________________

(1)

Upon a change in control, several of the Company’s executives may be subject to certain excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended. The Company has agreed to reimburse the affected executives for those excise taxes as well as for any income and excise taxes payable by the executives as a result of any such reimbursement. The amounts in this column are based on an excise tax rate of 20% and a total income tax rate of 40% to cover federal, state and other payroll-related taxes.

Equity Awards

          The following table sets forth certain information with respect to the grant of equity awards for the fiscal year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS FOR YEAR ENDED DECEMBER 31, 2006

--------------------------------------------------------------------------------------------------------------------
Name        Grant    Estimated Future Payouts    Estimated Future Payouts    All Other   All Other   Exercis  Grant
             Date              Under              Under Equity Incentive       Stock       Option    or       Date
                       Non-Equity Incentive             Plan Awards           Awards:     Awards:    Base     Full
                            Plan Awards                                      Number of   Number of   Price    Fair
                                                                             Shares of   Securities  of       Value
                                                                             Stock or    Underlying  Option   (5) ($)
                                                                               Units      Options    Awards
                                                                              (#) (1)       (#)      ($/Sh)
----------------------------------------------------------------------------------------------------------------------
                    Threshold Target   Maximum  Threshold Target   Maximum
                      ($)      ($)       ($)      (#)      (#)       (#)
                                                           (1)

----------------------------------------------------------------------------------------------------------------------
Leo S.     10/25/06                                      17,768(2)           17,768(3)                        835,932
Ullman        1/1/07                                                         20,646(4)
----------------------------------------------------------------------------------------------------------------------
Thomas J.  10/25/06                                      5,330(2)             5,330(3)                        384,097
O'Keeffe      1/1/07                                                         14,574(4)
----------------------------------------------------------------------------------------------------------------------
Brenda J.  10/25/06                                      3,021(2)             3,021(3)                        213,814
Walker        1/1/07                                                          8,016(4)
----------------------------------------------------------------------------------------------------------------------
Thomas B.  10/25/06                                      7,107(2)             7,107(3)                        434,848
Richey        1/1/07                                                         14,574(4)
----------------------------------------------------------------------------------------------------------------------
Nancy H.   10/25/06                                      1,777(2)             1,777(3)                        186,002
Mozzachio     1/1/07                                                          8,501(4)
----------------------------------------------------------------------------------------------------------------------
(1)	Does not include dividends received on such shares from January 1, 2006 until the date of issuance of the stock.

(2)

This column shows the number of restricted shares granted to the named executives that will vest at the end of a three-year performance period (commencing January 1, 2006 and ending December 31, 2008) which are market-driven and therefore completely at risk. See the CDA for a description of the performance goals.

(3)	These are restricted shares granted to the named executives representing the time-based portion of long-term compensation (see CDA) that will vest three years from the date of grant.

(4)	These are restricted shares granted to the named executives representing the stock portion of the annual bonus (see CDA) that will vest three years from the date of grant.

(5)

This column shows the grant date full fair value of restricted share grants to the named executives for 2006 under SFAS 123R (including the restricted share portion of the 2006 bonus, as reflected in the Summary Compensation Table). For restricted share grants, fair value is determined (1) for time-based grants as the market price of the Company’s common stock on the date of grant and (2) for market/performance-based grants by an independent appraisal.

          No options were granted by the Company or exercised during the fiscal year ended December 31, 2006 nor did any stock vest in 2006. The following table sets forth certain information with respect to option exercises and option values and stock awards for the fiscal year ended December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR–END FOR YEAR ENDED DECEMBER 31, 2006

--------------- ------------------------------------------------------------- -------------------------------------------
                                       Option Awards                                         Stock Awards
--------------- ------------ ------------- ------------ --------- ----------- ---------- --------- --------- ------------
     Name        Number of    Number of      Equity     Option      Option    Number     Market    Equity      Equity
                Securities    Securities    Incentive   Exercise  Expiration  of         Value     Incentive  Incentive
                Underlying    Underlying      Plan       Price       Date     Shares     of        Plan         Plan
                Unexercised  Unexercised     Awards:      ($)                 or Units   Shares    Awards:     Awards:
                  Options      Options      Number of                         of Stock   or        Number     Market or
                    (#)          (#)       Securities                         That       Units     of          Payout
                Exercisable  Unexercisable Underlying                         Have Not   of        Unearned   Value of
                                           Unexercised                         Vested    Stock     Shares,    Unearned
                                            Unearned                             (#)     That      Units       Shares,
                                             Options                                     Have      or         Units or
                                               (#)                                       Not       Other        Other
                                                                                          Vested   Rights      Rights
                                                                                           ($)     That       That Have
                                                                                           (1)     Have      Not Vested
                                                                                                   Not           ($)
                                                                                                    Vested       (1)
                                                                                                     (#)
                                                                                                     (5)
--------------- ------------ ------------- ------------ --------- ----------- ---------- --------- --------- ------------
Leo S. Ullman      3,333                                 10.50    7/10/2011   27,700(2)  440,707   17,768    282,689
                                                                              17,768(3)  282,689
                                                                              20,646(4)  328,478
--------------- ------------ ------------- ------------ --------- ----------- ---------- --------- --------- ------------
Thomas J.                                                                     12,200(2)   194,102   5,330     84,800
O'Keeffe                                                                       5,330(3)    84,800
                                                                              14,574(4)   231,872
--------------- ------------ ------------- ------------ --------- ----------- ---------- --------- --------- ------------
Brenda J.          3,333                                 10.50    7/10/2011    7,000(2)   111,370   3,021     48,064
Walker                                                                         3,021(3)    48,064
                                                                               8,016(4)   127,535
--------------- ------------ ------------- ------------ --------- ----------- ---------- --------- --------- ------------
Thomas B.                                                                     12,200(2)   194,102   7,107    113,072
Richey                                                                         7,107(3)   113,072
                                                                              14,574(4)   231,872
--------------- ------------ ------------- ------------ --------- ----------- ---------- --------- --------- ------------
Nancy H.                                                                       3,600(2)    57,276   1,777     28,272
Mozzachio                                                                      1,777(3)    28,272
                                                                               8,501(4)   135,251
--------------- ------------ ------------- ------------ --------- ----------- ---------- --------- --------- ------------

(1)      Based on the closing price of a share of common stock on December 31, 2006.

(2)      These shares vest on September 13, 2008.

(3)      These shares vest on October 25, 2009.

(4)      These shares vest on January 1, 2010.

(5)      These shares vest on December 31, 2008.

Compensation of Directors

          Prior to July 1, 2006, independent directors’ fees were $20,000 per year and meeting attendance fees were $1,000 for each Board and Committee meeting. Audit Committee members (other than the chairman) also receive a flat fee of $4,000 per year, while other committee members (other than the chairmen) received a flat fee of $3,000 per year. The chairman of the Audit Committee received $10,000 per year and the chairmen of the other committees received $4,000 per year. The annual Directors fees, at the option of each Director, may be paid in cash or shares of the Company’s common stock. Each Director (other than Directors who are members of management) also was to receive an annual grant of $30,000 of restricted stock that would vest on the third anniversary of the date of grant.

          The Compensation Committee retained a compensation consulting firm, Chernoff Diamond & Co., LLC, to assist the Committee in determining the appropriate compensation to be paid to our independent directors. Director compensation was compared to the same 14 peer group of companies used by the consultant to recommend executive compensation. The consultant determined that total compensation of the directors was generally consistent with the peer group, with cash compensation being above the peer group and equity compensation being below the peer group. The director data was for the 2005 fiscal year of the peer group.

          The consultant determined that since our company was towards the small end of the peer group, a reasonable target for total director compensation would be at or a little below the median (between $90,000 and $95,000 per annum). In 2005, on average our directors received an aggregate of $91,666 in total compensation; however, in 2005 we had 20 board of directors meetings compared to an average of nine meetings for our peers. The observation of the consultant was that although actual total reimbursement of directors was in line with the peers, the rate of pay for certain of the compensation elements (the annual equity grant, board attendance fee and annual retainers paid to the chairmen of certain committees) were below the median of the peers.

          The Compensation Committee reviewed the analysis of the consultant and concluded that the number of board meetings in 2006 and beyond would probably be reduced substantially from the 20 meetings held in 2005, therefore reducing total remuneration to our directors.

          The Committee concluded that, based on the workload and responsibilities of the directors and the trend of annual increases in director compensation being made by public companies, it was appropriate to increase director compensation. In addition, the Compensation Committee recognized that the consultant’s data was for 2005. Accordingly, effective July 1, 2006, director compensation was increased as follows: the annual retainer was increased from $20,000 to $25,000; the board meeting attendance fee was increased from $1,000 to $1,500; the annual restricted stock grant was increased from $30,000 to $40,000; the retainer for the chairman of the Audit Committee was increased from $10,000 to $12,000; the retainer for the chairman of the Compensation Committee was increased from $4,000 to $7,500; the retainer for the chairman of the Nominating/Corporate Governance Committee was increased from $4,000 to $5,500; and the annual retainer for the lead director was set at $15,000.

          The following table provides information regarding Director compensation in 2006, which reflects the compensation described above. The table does not include reimbursement of travel expenses related to attending Board and Committee meetings. Mr. Ullman and Ms. Walker do not receive additional compensation for serving as directors.

Director Compensation — 2006

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
James J. Burns	66,193	55,211	121,404
Richard Homburg	30,193	30,085	60,278
Paul G. Kirk, Jr	55,258	19,025	74,283
Everett B. Miller, III	47,943	55,211	103,154
Roger M. Widmann	56,943	30,085	87,028

(1)	Messrs. Miller and Widmann each contributed a portion of their fees to the 2005 Cedar Shopping Centers, Inc. Deferred Compensation Plan.

(2)

This column represents the dollar amount charged to operations for financial statement reporting purposes during 2006 with respect to all restricted stock grants (for 2006 as well as for prior years), in accordance with SFAS No. 123R. Messrs. Burns and Miller each has outstanding options to purchase 3,333 shares of Common Stock of the Company. Each director has the following total number of restricted shares which have not yet vested: James J. Burns, 7,796; Richard Homburg, 6,200; Paul G. Kirk, Jr., 4,600; Everett B. Miller, III, 7,796; and Roger M. Widmann, 6,200. All these shares are included in the security ownership chart for directors and executive officers.

Stock Plans

          The Company has in effect the 2004 Stock Incentive Plan (the “Incentive Plan”) and the 1998 Stock Option Plan (the “Option Plan”). Under the Incentive Plan, a total of 850,000 shares of common stock may be issued. In connection with the adoption of the Incentive Plan, the Company agreed that it would not issue any more options under the Option Plan. The Plans are administered by the Compensation Committee, which determines, among other things, the number of shares subject to each grant, the vesting period for each grant and the exercise price (subject to applicable regulations with respect to incentive stock options) for the awards.

          The following table sets forth information at March 31, 2007 regarding the existing compensation plans and individual compensation arrangements pursuant to which the Company’s equity securities are authorized for issuance to employees or non-employees (such as directors, consultants, advisors, vendors, customers, suppliers, or lenders) in exchange for consideration in the form of goods and services.

Equity Compensation

	A	B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (Excluding Securities in Column A)
Equity compensation plans approved by	13,332	$10.50	495,184
security holders
Equity compensation plans not approved by	83,333	$13.50	--
security holders
Total	96,665		495,184

Compensation Committee Interlocks and Insider Participation

          James J. Burns, Paul G. Kirk, Jr., Everett B. Miller, III and Roger M. Widmann are members of the Compensation Committee. None of the executive officers of the Company has served on the Board of Directors or Compensation Committee of any other entity that has had any of such entity’s executive officers serve either on the Company’s Board of Directors or Compensation Committee.

Security Ownership of Certain Beneficial Owners and Management

          The following is a schedule of all persons who, to the knowledge of the Company, beneficially owned more than 5% of the outstanding common stock of the Company as of February 15, 2007:

Name and Address	Number of Shares Beneficially Owned	Percent of Stock
Cohen & Steers Capital Management, Inc.	5,632,800	12.8%
280 Park Avenue
New York, NY 10017
FMR Corp.	4,218,336	9.6%
82 Devonshire Street
Boston, MA 02109
Snyder Capital Management, L.P. and	2,947,520	6.7%
Snyder Capital Management, Inc. (1)
One Market Plaza, Suite 1200
San Francisco, CA 94105
The Vanguard Group, Inc.	2,414,378	5.5%
100 Vanguard Blvd
Malverne, PA 19355

_________________

(1)

According to a Schedule 13G, these shares are owned under shared dispositive power. Moreover, the direct parent company of Snyder Capital Management, L.P. (“SCMLP”), and Snyder Capital Management, Inc. (“SCMI”), is IXIS Asset Management North America, L.P. (“IXIS”), which is ultimately owned by three large affiliated French financial services firms. SCMI and IXIS operate under an understanding that all investment and voting decisions regarding managed accounts are to be made by SCMI and SCMLP and not by IXIS or any entity controlling it. Accordingly, SCMI and SCMLP do not consider IXIS Asset Management North America or any entity controlling it to have any direct or indirect control over the securities held in managed accounts.

          The following table sets forth information concerning the security ownership of directors and executive officers as of March 31, 2007:

Name	Number of Shares Beneficially Owned(1)	Percent of Stock(2)
Leo S. Ullman (3)	694,405	1.6%
James J. Burns (4)	16,123	*
Richard Homburg (5)	58,800	*
Paul G. Kirk, Jr	7,200	*
Everett B. Miller III (4)	16,156	*
Brenda J. Walker (6)	151,873	*
Roger M. Widmann	9,800	*
Thomas J. O'Keeffe	205,893	*
Thomas B. Richey	105,674	*
Nancy H. Mozzachio	22,233	*
Directors and executive officers as a group (11 persons) (7)	1,334,612	3.0%

_________________

* Less than 1%

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(2)

Percentage amount assumes the exercise by such persons of all options to acquire shares of common stock or exchange of limited partnership interests in Cedar Shopping Centers Partnership, L.P. for shares of common stock and no exercise or exchange by any other person.

(3)

Includes options to purchase 3,333 shares of common stock and 296,670 limited partnership interests in Cedar Shopping Centers Partnership, L.P. exchangeable for an equal number of shares of common stock of the Company (“OP Units”). 113,245 of the shares of common stock owned by Mr. Ullman are pledged to a bank to secure a loan made by such bank to Mr. Ullman.

(4)	Includes options to purchase 3,333 shares of common stock.

(5)

Includes 50,000 shares owned by subsidiaries of Homburg Invest, Inc., a company controlled by Richard Homburg for the benefit of his family. Mr. Homburg may be deemed to be the beneficial owner of all shares of common stock owned by Homburg Invest, Inc. He disclaims beneficial ownership of these shares.

(6)	Includes options to purchase 3,333 shares of common stock and 69,333 OP Units.

(7)	Includes 13,332 shares of common stock issuable on exercise of options and 366,003 OP Units.

Audit Committee Report

          The Audit Committee is comprised of James J. Burns, Everett B. Miller, III and Roger M. Widmann, all of whom are independent directors as defined by Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards. The Audit Committee operates under a written charter, which was adopted by the Board. The Audit Committee appoints the Company’s independent registered public accountants, presently Ernst & Young LLP (“Ernst & Young”).

          Company management has primary responsibility for preparing the Company’s financial statements and the financial reporting process, including establishing and maintaining adequate internal control over financial reporting and evaluating the effectiveness of internal control over financial reporting. Ernst & Young is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

          In this context, during 2006 the Audit Committee met four times and held separate discussions with management, the accounting firm which provides internal audit services to the Company and Ernst & Young. Management represented to the Audit Committee that its consolidated financial statements were prepared in accordance with generally accepted accounting principles. Additionally, the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and Ernst & Young. The Audit Committee discussed with Ernst & Young matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

          The Committee received and reviewed a report from the internal auditors detailing the results of such firm’s internal audit procedures and the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also received and reviewed a report prepared by Ernst & Young describing the Company’s internal quality control procedures and any material issues raised by Ernst & Young’s most recent internal quality-control review.

          Ernst & Young provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Ernst & Young their independence.

          In discharging its duties, during the year the Committee met with management of the Company and Ernst & Young and discussed the status of the Company’s internal control procedures and reviewed and discussed the Company’s interim unaudited consolidated financial statements for 2006 and audited financial statements for the fiscal year ended December 31, 2006. The Committee also discussed with Ernst & Young the critical accounting policies and practices used in the preparation of the Company’s audited financial statements. Management and Ernst & Young have represented to the Committee that the audited financial statements for the year ended December 31, 2006 were prepared in accordance with generally accepted accounting principles.

          Based on the review and discussions with management, the internal auditors and Ernst & Young LLP, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Audit Committee Charter, the Committee has recommended to the Board of Directors the inclusion of the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee

James J. Burns
Everett B. Miller, III
Roger M. Widmann

Compensation Committee Report on Executive Compensation

          The Compensation Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis required by the Securities Exchange Act of 1934. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

James J. Burns
Paul G. Kirk, Jr.
Everett B. Miller, III
Roger M. Widmann

Transactions With Related Persons

          With respect to approval of transactions with related persons, recently we adopted a written policy to have the Audit Committee approve any transactions between the Company and any related person. Prior to this, the Nominating/Corporate Governance Committee addressed related person matters. In determining whether to approve a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

          The Company’s principal executive offices are located at 44 South Bayles Avenue, Port Washington, New York. Mr. Ullman owns 24% of this building through general and limited partner interests. The lease, at rentals consistent with other leases in the building, expires in March 2012. Rent is currently approximately $250,000 and escalates annually.

          On January 31, 2006, the Company acquired the Shore Mall in Egg Harbor Township, NJ, a 621,000 sq. ft. shopping center, for an aggregate purchase price of approximately $35.3 million, including closing costs. An adjacent 50 acres of undeveloped land, purchased for $2.0 million, including closing costs, was also part of the transaction. Mr. Ullman had approximately an 8% limited partnership interest in the selling entities. As part of the purchase price, Mr. Ullman received 19,336 OP Units. In connection with the acquisition, the independent members of the Company’s Board of Directors obtained an appraisal in support of the purchase price. The Company had previously held an option to acquire the property, and had, together with its predecessor companies, been providing property management, leasing, construction, management and legal services to the property since 1986.

          Mr. Ullman’s son, Frank C. Ullman, is employed by the Company as an assistant vice president and received total compensation in 2006 of $224,992 (including a restricted stock grant of $49,992).

          Effective April 2, 2007, the Company entered into an agreement to form a joint venture with a wholly-owned subsidiary of Homburg Invest Inc., a public Canadian real estate corporation listed on the Toronto Stock Exchange (TSX:HII.A and HII.B) and Euronext Amsterdam Stock Exchange (AEX:HII)(“Homburg”), with respect to four shopping centers then owned and managed by the Company and five properties acquired by the Company on April 4, 2007. Richard Homburg, a director of the Company since 1998, is Chairman and CEO of Homburg. The Company will hold a 20% interest in the joint venture and Homburg, through a wholly-owned U.S. subsidiary, will acquire the remaining 80% interest. The joint venture is structured in limited partnerships such that, at Homburg’s election, it may sell a portion of its ownership interests to individual investors in Europe. Homburg will be entitled to certain fees with respect thereto. The joint venture has been approved by the Company’s Board of Directors including the unanimous vote of all independent directors, with Mr. Homburg abstaining from the vote. Closings of the joint venture transactions are expected to be concluded by the end of 2007, subject to Homburg’s completion of due diligence and to other normal closing conditions. The joint venture arrangements incorporate sufficient elements of control, including, without limitation, the right to trigger a “buy-sell” provision after 18 months, so that the properties will in all likelihood continue to be included on a consolidated basis in the Company’s financial statements and, accordingly, no gain will be recognized for financial reporting purposes.

Section 16(a) Beneficial Ownership Reporting Compliance

          The Company believes that during 2006 its officers, directors and holders of more than 10% of its common stock complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934. In making this disclosure, the Company has relied solely on written representations of its directors, officers and holders of more than 10% of the Company’s common stock and on copies of reports that have been filed with the Securities and Exchange Commission.

2. AMENDMENT TO ARTICLES OF INCORPORATION INCREASING
AUTHORIZED SHARES

          Pursuant to Article FOURTH of its Articles of Incorporation, as amended, the Company is presently authorized to issue 50 million shares of Common Stock with a par value of $.06 per share and 5 million shares of Preferred Stock with a par value of $.01 per share. It is proposed to amend the first paragraph of Article FOURTH of the Articles of Incorporation of the Company to read as set forth below in order to increase the number of shares of Common Stock which the Company is authorized to issue from 50 million to 150 million shares of Common Stock and to increase the number of shares of Preferred Stock which the Company is authorized to issue from 5 million to 12.5 million shares of Preferred Stock:

          “A.  Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 162.5 million shares, consisting of 150 million shares of Common Stock with a par value of $.06 per share (the “Common Stock”), amounting in the aggregate to par value of $9,000,000, and 12.5 million shares of Preferred Stock with a par value of $.01 per share (the “Preferred Stock”), amounting in the aggregate to par value of $125,000.”

          At March 31, 2007, there were 44,188,181 shares of Common Stock issued and outstanding and 6,294,313 shares were reserved for issuance pursuant to the Company’s stock incentive plans, outstanding offerings of Common Stock, conversion of limited partnership units and exercise of warrants. At the same date, 3,550,000 shares of Preferred Stock were issued and outstanding.

          The Board of Directors believes that it is in the best interests of the Company and its stockholders to increase the number of authorized shares of Common Stock and Preferred Stock. The increase in authorized shares will provide flexibility with respect to future transactions, including acquisitions of other businesses where the Company would have the option to use its common stock or preferred stock (or securities convertible into or exercisable for common stock, including limited partnership units) as consideration (rather than cash), financing future growth, financing transactions and other corporate purposes. The additional shares will enable the Company to avoid the time consuming and costly need to hold a special meeting of stockholders in every case. The Board of Directors believes that, in the future, occasions may arise where the time required to obtain stockholder approval might adversely delay the Company’s ability to enter into a desirable transaction or deny it the flexibility to facilitate the effective use of its securities. Authorized but unissued shares of Common Stock and Preferred Stock may be used by the Company from time to time as appropriate and opportune situations arise.

          Stockholders of the Company will not have any preemptive rights with respect to the additional shares being authorized. No further approval by stockholders would be necessary prior to the issuance of any additional shares of Common Stock or Preferred Stock, except as may be required by law or applicable New York Stock Exchange rules. In certain circumstances, generally relating to the number of shares to be issued and the identity of the recipient, the rules of the New York Stock Exchange require stockholder authorization in connection with the issuance of such additional shares. Subject to law and the rules of the New York Stock Exchange, the Board of Directors has the sole discretion to issue additional shares of Common Stock and Preferred Stock on such terms and for such consideration as may be determined by the Board of Directors. All of the Preferred Stock of the Company shall have such voting rights, designations, preferences, qualifications, limitations or restrictions thereon as shall be set by the Board of Directors pursuant to authority vested in it by the Articles of Incorporation of the Company. The issuance of any additional shares of Common Stock or Preferred Stock may have the effect of diluting the percentage of stock ownership of the present stockholders of the Company.

          The affirmative vote of holders of at least two-thirds of all outstanding shares of Common Stock of the Company entitled to vote thereon at this meeting is required in order for the proposed amendment to the Articles of Incorporation to be adopted. The Board of Directors believes that it would be in the best interests of the Company to amend the first paragraph of Article FOURTH of the Articles of Incorporation to give effect to this proposal.

          The Board of Directors recommends a vote FOR authorization and approval of the amendment to the Articles of Incorporation.

3. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The Audit Committee of the Company has selected Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2007. A representative of Ernst & Young LLP is expected to be present at the meeting with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

Audit and Non-Audit Fees

          The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s financial statements for the years ended December 31, 2005 and 2006 and fees billed for other services rendered by such firm during the periods:

	2006 Actual Fees	2005 Actual Fees
Audit fees (1)
Audit of consolidated financial statements and
internal controls	$ 516,000	$465,000
Quarterly reviews	90,000	90,000
SEC filings, including comfort letters and
consents	167,500	128,000

Total Audit Fees	773,500	683,000
Audit-Related Fees (2)
Audits and accounting consultations in connection
with acquisitions	403,373	197,000

Total Audit-Related Fees	403,373	197,000

All Other Fees	0	0

Total Fees	$1,176,873	$880,000

_________________

(1)	Includes fees and expenses related to the annual audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services rendered.

(2)

Includes fees and expenses for services rendered from January through December, notwithstanding when the fees and expenses were billed. Such fees include audits of acquisitions required by the rules of the Securities and Exchange Commission.

          All audit-related services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by the Company’s auditors was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The policy of the Audit Committee provides for pre-approval of the yearly audits, quarterly reviews and tax compliance on an annual basis. As individual engagements arise, they are approved on a case-by-case basis. The Audit Committee may delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Committee Consideration of these Fees

          The Company’s Audit Committee has considered whether the provisions of the services covered under the categories of “Audit-Related Fees” and “All Other Fees” are compatible with maintaining the independence of Ernst & Young LLP.

          The Board of Directors of the Company recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.

4. OTHER MATTERS

Stockholder Proposals

          Proposals of stockholders intended to be presented at the Company’s 2008 Annual Meeting of Stockholders must be received by the Company on or prior to December 29, 2007 to be eligible for inclusion in the Company’s Proxy Statement and form of Proxy to be used in connection with such meeting. Any notice of stockholder proposals received after this date is considered untimely.

OTHER BUSINESS

          At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their judgment.

Leo S. Ullman
Chairman of the Board
Dated: April 27, 2007

CEDAR SHOPPING CENTERS, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS – JUNE 12, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned stockholder of Cedar Shopping Centers, Inc., a Maryland corporation, hereby appoints Leo S. Ullman and Brenda J. Walker and each of them the proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held at 4:00 PM on June 12, 2007, and at any adjournment or adjournments thereof (the “Meeting”), with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given. The undersigned hereby acknowledges receipt of the proxy statement for the Meeting and instructs the proxies to vote as directed on the reverse side.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

CEDAR SHOPPING CENTERS, INC.

JUNE 12, 2007

PLEASE DATE, SIGN AND MAIL
YOUR PROXY CARD IN THE
ENVELOPE PROVIDED AS SOON AS POSSIBLE.

- Please detach along perforated line and mail in the envelope provided. -

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.      To elect 7 nominees for Directors:

NOMINEES:
[ ] [ ] [ ]	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (see instructions below)	( ) ( ) ( ) ( ) ( ) ( ) ( )	James J. Burns Richard Homburg Paul G. Kirk, Jr. Everett B. Miller, III Leo S. Ullman Brenda J. Walker Roger Widmann

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as show here. (X)

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

2.	To amend the Articles of Incorporation to increase authorized common stock and preferred stock	FOR AGAINST ABSTAIN [ ] [ ] [ ]

3.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2007	[ ] [ ] [ ]

4.	With discretionary authority upon such other matters as may properly come before the Meeting

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED, IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH HEREIN, FOR PROPOSAL 2, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING [   ]

Signature of Stockholder Signature of Stockholder	Date: Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.